Exhibit 10.9

November 26, 2012

Mr. Scott Miller

Mr. Gregg Walker

2300 Geng Road, Suite 100

Palo Alto, CA 94303

Re:	Counter Proposal for the Potential Lease Renewal of Biocardia at 125 Shoreway Road, San Carlos, CA.

Dear Scott and Gregg,

On behalf of Biocardia (“Tenant”), the following Counter Proposal represents the terms and conditions upon which they would enter into a Lease Renewal with Alexandria Real Estate Equities (“Landlord”) for a portion of the building located at 125 Shoreway Road, San Carlos, CA. This letter is a proposal representing a non-binding expression of interest to enter into negotiations for a Lease Renewal (“Lease Renewal”). All terms and conditions set forth herein shall be subject to the parties entering into a written Lease Amendment.

1.	Premises:

A portion of a freestanding multi-tenant building (“Building”) consisting of approximately 13,718 sq. ft. located at 125 Shoreway Road, San Carlos, CA.

2.	Commencement:

The Lease Renewal term commencement date shall be upon expiration of the Lease.

3.	Term:

The term of the Lease Renewal shall be three (3) years.

4.	Rent Schedule:

Months	Sq.Ft.±	NNN Rent/PSF/Per Month
1	13,718	Free
2-12	13,718	$1.70
13-24	13,718	$1.75
25-36	13,718	$1.80

5.	Operating Expenses and Real Estate Taxes:

The Lease shall be a NNN Lease and Tenant shall be responsible for paying to Landlord Tenant’s prorata share of building operating expenses. Such building operating expenses shall include all property operating expenses and annual increases, including building and common area maintenance, landscaping, costs of building insurance, repairs and real estate taxes, utilities, HVAC maintenance, common area janitorial and property management fees.

6.	Lease Renewal:

Tenant shall have one (1) option to extend the term of the Lease for periods of Three (3) years. Said Renewal Options shall be at “Fair Market Value”, for comparable R&D space located in San Carlos, CA.

203 Redwood Shores Parkway, Suite 530. Redwood City, CA 94065T650.769.3550F 650.769.3551	kiddermathews.com

7.	Real Estate Leasing Commissions:

Kidder Matthews is the broker of record representing Tenant and JLL is the broker of record representing Landlord.

Landlord shall pay Tenant’s broker a leasing commission per a separate agreement.

8.	Confidentiality:

This Proposal is meant to be held strictly confidential between the parties mentioned herein.

9.	Contingencies:

1.	Tenant Board of Directors’ Consent.

Please indicate your acceptance of this Proposal by signing the enclosed copy of this letter and returning it to our office no later than 5:00 p.m. November 28th, 2012. It is clearly understood that this Proposal is not binding upon either party hereto, and that only the fully executed Lease Amendment shall legally bind the parties.

Sincerely,

KIDDER MATHEWS Mary Hines	Jennifer Berrueta
Senior Vice President	Vice President
llic # 01281208	lic # 01355979

AGREED AND ACCEPTED:

Biocardia:	Alexandria Real Estate Equities:

By:	By:

Its:	Its:

NOTICE TO SUBLESSOR AND LESSEE: KIDDER MATTHEWS, BROKER, IS NOT AUTHORIZED TO GIVE LEGAL OR TAX ADVICE. NO REPRESENTATION OR RECOMMENDATION IS MADE BY KIDDER MATHEWS, OR ITS AGENTS OR EMPLOYEES, AS TO THE LEGAL EFFECT OR TAX CONSEQUENCES OF THIS DOCUMENT OR ANY TRANSACTION RELATED THERETO, SINCE THESE ARE MATTERS WHICH SHOULD BE DISCUSSED WITH YOUR ATTORNEY.

203 Redwood Shores Parkway, Suite 530. Redwood City, CA 94065T650.769.3550F 650.769.3551	kiddermathews.com